Exhibit 22.1


PRESS RELEASE

                            AMERICAN AMMUNITION, INC.

OTC: BB SYMBOL: AAMI

FOR IMMEDIATE RELEASE

MEDIA CONTACT:   ANDRES FERNANDEZ
                 (305) 835-7400

            American Ammunition ANNOUNCES INCREASED 2003 REVENUES and
                       12% FOURTH quarter ebitda EARNINGS

Miami, Florida/February 11, 2004/American Ammunition, Inc. (OTC BB: AAMI) AAMI announced today preliminary results for 2003 indicate a 43% increase in total sales over the prior year. This result is consistent with Company objectives to increase revenues each year. Initial fourth quarter numbers indicate profitability demonstrating earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately 12% of total revenues for that quarter. In addition to the sales increase, AAMI has obtained several long-term contracts which should boost sales for 2004.

"We have set our goals high for 2004, and are determined to drive sales to new levels this year. Enhanced revenues should translate to greater profitability for the Company. We are very excited at the prospects for this coming year," stated Andres Fernandez, President and CEO of AAMI.

About American Ammunition, Inc. -- AAMI is an autonomous manufacturer of ammunition, with the technology and equipment to take advantage of the growing market. It has an excellent reputation within the industry. The ammunition industry has experienced a 28% average increase in revenues annually between 1991 through 1998, and the trend is expected to continue through the year 2005 and beyond. For further product information, please call 1-305-835-7400 or visit the website at: http://www.a-merc.com For Investor Relations information, please call: 1-305-446-4800 or e-mail: CISintr@netscape.net.

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.
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Contact: Capital Investment Services, Inc., (305) 446-4800